Exhibit 99.2

STATE BANKERS ASSOCIATION
MASTER DEFINED CONTRIBUTION PLAN

(As Approved by IRS Letter Dated June 30, 2020)

PROFIT SHARING/CASH OR DEFERRED ARRANGEMENT

ADOPTION AGREEMENT

(Number 001)

If the Employer completing this document has any questions about the adoption of the Plan, the provisions of the Plan or the effect of an Internal Revenue Service opinion letter, he should contact the Virginia Bankers Association Benefits Corporation, 4490 Cox Road, Glen Allen, VA 23060-3341 - telephone (804) 643-7469 during business hours. Failure to properly complete the Adoption Agreement may cause the Plan to be disqualified under Sections 401 or 403(a) of Code, as applicable. If the Virginia Bankers Association Benefits Corporation makes any amendments to the Plan or decide to discontinue or abandon their sponsorship of the Plan, each Employer that has adopted the Plan will be informed.

The Employer must complete a new Adoption Agreement upon first adoption of the Plan. Additionally, upon any modifications to a prior election, making new elections or restatement of the plan, a new Adoption Agreement must be completed.

Each Employer named below hereby adopts the State Bankers Association Master Defined Contribution Plan (Basic Plan Document No. 02) (the “Plan”) and its related Trust through this Profit Sharing/Cash or Deferred Arrangement Adoption Agreement (number 001) (the “Adoption Agreement”), to be effective as of the date(s) specified below, and elects the following specifications and provides the following information relating thereto:

In completing this Adoption Agreement, if additional space is required insert additional sheets.

ADOPTION AGREEMENT CONTENTS

1.EMPLOYER(S) ADOPTING PLAN.2

2.GENERAL PLAN INFORMATION.2

3.STATUS OF PLAN AND EFFECTIVE DATES.3

4.SPECIAL DEFINITIONS: MISCELLANEOUS PROVISIONS.4

5.ELIGIBILITY AND PARTICIPATION.10

6.EMPLOYEE CONTRIBUTIONS17

7.EMPLOYER MATCHING OR SAFE HARBOR CONTRIBUTIONS & ALLOCATIONS25

8.OTHER EMPLOYER CONTRIBUTIONS & ALLOCATIONS33

9.VESTING AND VESTING SERVICE38

10.DISTRIBUTIONS40

11.LIMITATIONS ON BENEFITS.43

12.TOP HEAVY RULES.43

13.PARTICIPANT INVESTMENT DIRECTION.46

14.MATTERS RELATING TO STOCK.46

1.	EMPLOYER(S) ADOPTING PLAN.
1.1	Name of Employer: Citizens and Farmers Bank
1.2	Address of Business Office of Employer: PO Box 391 West Point, VA 23181
1.3	Employer’s Telephone Number: 804-843-2360
1.4	Employer’s EIN: 54-0169510
1.5	Employer’s Tax Year: 31-Dec
1.6	Name, Address and Identifying Information of Other Participating Employers Adopting the Plan through this Adoption Agreement:
C&F Wealth Management, Inc., PO Box 391 West Point, VA, EIN 54-1785848 (6/29/03)
C&F Financial Corp., PO Box 391, West Point, VA, EIN 54-1680165 (6/29/03)
C&F Finance Company, 5500 Audubon Dr., Henrico, VA 23231, EIN 54-0544169 (6/30/23)

1.7	Are all of the Employers under common control adopting the Plan?

☐ Yes☒ No

1.8	Authorized Representative of Employer:
Chief Executive Officer of C&F Financial Corporation
Chief Financial Officer of C&F Financial Corporation
Chief Human Resources Officer - Bank
1.9	The Employer does not intend to allow the Plan to be adopted by unrelated employers as a multiple employer plan unless the Employer selects this option. Article XXII
☐

Option elected. The employer intends to allow the Plan to be adopted by unrelated employers as a multiple employer plan and the results described in ARTICLE XXII shall apply. Any adopting employer shall sign a participation agreement identifying the employer and covered employees in the form attached as Schedule 2 to the Adoption Agreement.

2.	GENERAL PLAN INFORMATION.
2.1	Plan Name: SBA Defined Contribution Plan for Citizens and Farmers Bank
2.2	Plan Number: 002
2.3	Name and Address of Administrator: Citizens and Farmers Bank PO Box 391 West Point, VA 23181
2.4	The Plan intended to be a cash or deferred arrangement within the meaning of Section 401(k) of the Code. Is it intended to be paired with a non-qualified deferred compensation plan for a select group of management and highly compensated employees as described in subparagraph 3.5(j) of the Basic Plan Document? Subparagraph 3.5(j)

☐ Yes☒ No

If Yes — Name of non-qualified plan
3.	STATUS OF PLAN AND EFFECTIVE DATES.
3.1Effective Date of Plan: Paragraph 1.19 The Effective Date of the adoption of the Plan by the Employer is January 1, 1984.

Effective Date of Cash or Deferred Arrangement. If applicable, the Effective Date of the cash or deferred arrangement is January 1, 1997. [The date entered may not be prior to the date the initial instrument adopting the arrangement was first executed and deferral elections cannot relate to Compensation payable before the Effective Date of the Cash or Deferred Arrangement.]

3.2Plan Year: Paragraph 1.37 The Plan Year shall be the 12 month period beginning each January 1.

In the case of a Restated Plan which prior to the Effective Date of this Restatement was maintained on the basis of a Plan Year beginning on a date other than January 1, the last full prior Plan Year shall begin on ______________ and ending on ___________________________, with the short Plan Year beginning on ___________________________, and ending on December 31, ____. Thereafter, the Plan Year shall be the 12 month period beginning each January 1.

3.3Plan Status. This Adoption Agreement represents:

☐(a)Initial Establishment. The initial adoption of the Plan by the Employer. [The Effective Date of the Plan cannot be earlier than the first day of the Plan Year in which the initial instrument adopting the Plan is first executed by the Employer]

☒(b)Restated Plan. An amendment and restatement of the Adoption Agreement of the Plan by the Employer Plan.

(i)Effective Date of this Restatement. The Effective Date of this Restatement of the Adoption Agreement is June 30, 2023.  [This Effective Date cannot be earlier than the first day of the Plan Year in which the Restatement Plan is adopted by the Employer.]
(ii)Prior Adoption Agreement. The Employer was last maintained the Plan under ☐ an Adoption Agreement dated ________________________ or ☒ the document dated January 1, 2022 and was known as SBA Defined Contribution Plan for Citizens & Farmers Bank.

3.4	Is the Plan a direct or indirect transferee of a pension plan since the first Plan Year beginning after December 31, 1984?

☐ Yes☒ No

3.5	No Increase in Benefits for Non Employees Generally. Notwithstanding any provision of the Plan to the contrary, the Accrued Benefit, or non-forfeitable percentage thereof, of any person (or the beneficiary of any person) who is not an Employee or credited with an Hour of Service on or after the Effective Date of this Restatement of the Plan shall not be increased by virtue of this Restatement of the Plan and benefits in pay status as of the Effective Date of this Restatement of the Plan shall not be affected, except as follows: [Enter any exceptions]:

3.6	Transitional or Special Provisions: [Enter any transitional or special provisions relating to the Plan as restated]

Effective upon the consummation of the Agreement and Plan of Reorganization, dated August 13, 2019 by and between C&F Financial Corporation, a Virginia Corporation, and Peoples Bankshares. Inc, a Virginia corporation, pre-tax elections effective as of Dec 31, 2019 by participants in the VBA Defined Contribution Plan for Peoples Community Bank will carryover and be deemed to have been made under the plan. All such participants will be deemed to have made an election (even if zero) in December 2019 for purposes of auto-enrollment / auto-escalation. Effective June 30, 2023 C&F Finance Company SBA Defined Contribution Plan was merged into C&F Bank SBA Defined Contribution Plan.

3.7	Adoption of Plan by Additional Employers after Effective Date of Plan. The Effective Date(s) of the Plan with respect to C&F Wealth Management and C&F Financial Corporation.

[Enter name(s) of additional Employer(s) adopting Plan] is (are)

[Enter date(s) Plan is first effective as to additional Employer(s)]. June 29, 2003 and June 29, 2003.

3.8	Restatement of Existing Plan which was in Existence on January 1, 1974. The Effective Date(s) of the 1976 Restatement of the Plan with respect to

[Enter name(s) of Employer(s)] is (are)

[Enter the effective date as of which the Plan was first amended to comply with the non-fiduciary provisions of the Employee Retirement Income Security Act of 1974].

4.	SPECIAL DEFINITIONS: MISCELLANEOUS PROVISIONS.
4.1Total Compensation Definition. Paragraph 1.46 Total Compensation is used to apply to the limitations on Annual Additions under Code Section 415 and for certain non-discrimination testing. It also serves as the starting point for the definition of Compensation used for deferral and allocation purposes.

Total Compensation shall mean: [Select One]

☒(a)The Participant’s Wages Tips, and other Compensation as Reported on Form W-2 as defined in paragraph 1.46(a)(i) of the Plan (that is, earnings as reportable in the Wages, Tips and Other Compensation Box (which since 1993 is Box 1 and before 1993 was Box 10) on the I.R.S. Form W-2 pursuant to Sections 6041, 6051 and 6052 of the Code).

☐(b)The Participant’s Section 3401(a) Wages as defined in paragraph 1.46(a)(ii) of the Plan (that is, earnings as defined in Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included based on the nature or location of employment or the services provided.)

☐(c)The Participant’s Section 415 Safe-Harbor Compensation as defined in paragraph 1.46(a)(iii) of the Plan.

☐Election to Include Nonqualified Unfunded Deferred Compensation for 415 Safe Harbor Compensation. As permitted in the definition of 415 Safe-Harbor Compensation as defined in paragraph 1.46(a)(iii) of the Plan, the employer hereby elects to include amounts received during the year by an Employee prior to severance from employment with the Employer pursuant to a nonqualified unfunded deferred compensation plan.

NOTES:

●	A complete description of each optional definition of Total Compensation is set forth in the Paragraph 1.46 of the Basic Plan Document
●	Total Compensation includes employee elective salary reduction or similar contributions excluded from the Participant’s gross income for federal tax purposes by reason of Sections 125, 132(f)(4), 402(e)(3) and 402(h)(1)(B) of the Code and employer contributions made pursuant to salary reduction agreements under Section 403(b) of the Code, and deemed Section 125 compensation.
●	Total Compensation includes regular compensation for service during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments but only such payment would have been paid to the Employee while the Employee continued in employment with the Employer, if paid within 2-1/2 months following severance from employment, or, f later, the last day of the Limitation Year that includes the date of the severance from employment.
(d)

Special Timing Rule. Paragraph 146(b)(i) Amounts earned but not paid during a Limitation Year solely because of the timing of pay periods and pay dates shall be included in Total Compensation for the Limitation Year when paid unless otherwise checked:

☐	Election to include in year earned. The Employer hereby elects to include such compensation in the Limitation Year in which earned provided (A) the amounts are paid during the first few weeks of the next applicable year, (B) the amounts are included on a uniform and consistent basis with respect to all similarly situated employees, and (C) no compensation is included in more than one Limitation Year.

(e)	Permissible Adjustments to Total Compensation. Paragraph 1.46(b)(iii)-(vii) Total Compensation shall not include other post severance compensation, nonqualified unfunded deferred compensation, amounts paid to an individual who does not currently perform services for the Employer by reason of Qualified Military Service described in paragraph 4.11, post-severance compensation paid to any Participant who is permanently and totally disabled (as defined in Section 22(e)(3) of the Code, or Deemed Section 125 Compensation unless the Employer elects to include some or all post severance compensation as indicated below: [Select items to be included]

☐(i)The Employer elects to include payments for accrued bona fide sick, vacation, or other leave but only if the Employee would have been able to use the leave if employment had continued ☐ but only if paid within 2-1/2 months following severance from employment, or ☐ so long as paid within 2-1/2 months following severance from employment, or, if later, the last day of the Limitation Year that includes the date of the severance from employment. [If elected, select time period for payment.]

☐(ii)The Employer elects to include payments under a non-qualified unfunded deferred compensation plan but only if payment would have been made at the same time if the employment had continued but only if included in gross income and ☐ only if paid within 2-1/2 months following severance from employment, or ☐  so long as paid within 2-1/2 months following severance from employment, or, if later, the last day of the Limitation Year that includes the date of the severance from employment. [If elected, select time period for payment.]

☐(iii)The Employer elects to include amounts paid to an individual who does not currently perform services for the Employer by reason of Qualified Military Service described in paragraph 4.11.

☐(iv)The Employer elects to include post-severance compensation paid to any Participant who is permanently and totally disabled (as defined in Section 22(e)(3) of the Code).

☐(v)The Employer elects to include Deemed Section 125 Compensation.

4.2	Compensation Definition. Paragraph 1.14 For purposes of determining contributions expressed as a percentage of Compensation, Compensation means Total Compensation as defined above for the Plan Year.
(a)	Notwithstanding the foregoing, the Employer elects to exclude the following types of Compensation from the determination of contributions:

		All Contributions		Elective Deferrals* and/or After-tax	Regular Matching	Employer Base
(i)	Reimbursements and other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits	☒	OR	☐	☐	☐
(ii)	Bonus	☐	OR	☐	☐	☐
(iii)	commissions in excess of $__________	☐	OR	☐	☐	☐
(iv)	overtime	☐	OR	☐	☐	☐
(v)	a long-term incentive compensation plan	☐	OR	☐	☐	☐
(vi)	bona fide sick pay plan cash out	☐	OR	☐	☐	☐
(vii)	a bona fide vacation pay plan cash out	☐	OR	☐	☐	☐
(viii)	Section 132(f) Transportation Fringe benefits	☒	OR	☐	☐	☐
(ix)	Other (Describe)	☒	OR	☐	☐	☐
Remuneration in the form of stock awards or non-forfeitable dividends on restricted stock awards, amounts included in earnings related to distribution from a NQDC Plan.
●	Compensation used for the determination of Elective Deferrals must also be used for determining any Safe Harbor Contributions, if applicable.

NOTE: Any exclusion from Compensation other than (i) above will have the effect of removing the Compensation definition from the safe-harbor and therefore must satisfy the nondiscrimination requirements of Treas. Reg. Section 1.414(s)-1(d)(3).

In addition, any exclusion other than (i) above must satisfy the non-discrimination requirements of Treas. Reg. Section 1.401(a)(4)-2.

(b)	Compensation prior to a Participant’s satisfying the eligibility requirements (Complete one or both of the following as applicable):

☒(i)shall be excluded from the determination of allocations of the following Employer contributions:

☒(A)Regular Matching Contributions.

☒(B)Employer Base Contributions.

☐(ii)shall not be excluded from the determination of allocations of the following Employer contributions:

☐(A)Regular Matching Contributions.

☐(B)Employer Base Contributions.

(c)	Compensation shall include Compensation from:

☒(i)Participating Employers only.

☐(ii)All Employers.

4.3	Application of Compensation Limit. Paragraph 1.15 The Compensation Limit shall be applied:

☐(a)Pro rata across the number of pay periods in the Plan Year.

☒(b)Only after the Participant’s Compensation reaches the Compensation Limit for the Plan Year.

4.4	Normal Retirement Age. Paragraph 1.33 Normal Retirement Age means:

☒(a)The age of 65 (not to exceed 65), or

☐(b)The later of age (not to exceed 65) or the ________ (not to exceed 5th) anniversary of participation in the Plan.

NOTE: In the case of a Plan that is a direct or indirect transferee of a pension plan, the age inserted must be no less than age 55. If an age between 55 and 62 is inserted, no reliance will be afforded by the Opinion Letter that such age is reasonably representative of the typical retirement age for the industry in which the Participants work.

A definition of Normal Retirement Age is required because all Employer contributions become fully vested upon a participant reaching Normal Retirement Age while employed, regardless of the otherwise applicable vesting provisions.

4.5	Determination of Service. Any determination of Years of Service or Periods of Service shall be made in accordance with the following:

	Eligibility Service Paragraph 2.2	Allocation Service Paragraph 1.50	Vesting Service Paragraph 1.53
Elapsed Time Paragraph 18.10	☐ All Employees ☐ Employees for whom hours maintained ☐ Employees for whom hours not maintained ☐	☐All Employees ☐ Employees for whom hours maintained ☐ Employees for whom hours not maintained ☐	☐ All Employees ☐ Employees for whom hours maintained ☐ Employees for whom hours not maintained ☐
	[Describe other class of Eligible Employees	[Describe other class of Eligible Employees	[Describe other class of Eligible Employees
Actual Hours of Service Paragraph 18.2	☐ All Employees ☐ Employees for whom hours maintained ☐	☐ All Employees ☐ Employees for whom hours maintained ☐	☐ All Employees ☐ Employees for whom hours maintained ☐
	[Describe other class of Eligible Employees	[Describe other class of Eligible Employees	[Describe other class of Eligible Employees
Hours Equivalency Paragraph 18.1 (Select One) ☐10 Hours per day ☐ 45 hour hours per week ☒ 95 hours per semi- monthly ☐ 190 hours per month	☒ All ☐ Employees for whom hours not maintained ☐	☒ All ☐ Employees for whom hours not maintained ☐	☒ All ☐ Employees for whom hours not maintained ☐
	[Describe other class of Eligible Employees	[Describe other class of Eligible Employees	[Describe other class of Eligible Employees
4.6	Prior Service Credit.
(a)	Compensation and service with the following entities merged into or acquired by an Employer shall be treated as compensation and service under the Plan as shown below: Paragraph 1.22(c)

Name of Employer: Central Virginia Bank

(i)	Compensation☐ Yes☒ No
(ii)	Eligibility ☒ Yes☐ No
(iii)	Vesting☒ Yes☐ No
(iv)	Allocation Service☐ Yes☒ No

Name of Employer: Peoples Community Bank

(i)	Compensation☐ Yes☒ No
(ii)	Eligibility ☒ Yes☐ No
(iii)	Vesting☒ Yes☐ No
(iv)	Allocation Service☐ Yes☒ No
(b)	All Eligibility Service and Vesting Service with any employer participating in a multiple employer plan shall be recognized as service with the Employer in determining a Participant’s eligibility and vesting. Paragraph 22.1
4.7	Top Paid Group Election. Paragraph 1.24 The Employers will make the following provisions for determining who is a Highly Compensated Employees (choose none, one or both):

☐(a)In determining who is a Highly Compensated Employees the Employer makes a top-paid group election. The effect of this election is that an Employee with compensation in excess of $120,000 (as adjusted for periods after 2014) for the look-back year is a Highly Compensated Employees only if the Employees was in the top-paid group for the look-back year. Such Top Paid Group Election will be used for Plan Years beginning on or after   [Enter a date not earlier than January 1, 2000]

☒(b)In determining who is a Highly Compensated Employees the Employer makes a calendar year data election. The effect of this election is that the look-back year is the calendar year beginning with or within the look-back year. The Calendar Year Data Election will be used for Plan Years beginning on or after  . [Enter a date not earlier than January, 1, 2000.]

5.	ELIGIBILITY AND PARTICIPATION.
5.1	Eligible Employees Defined. Paragraph 1.20

Each Employee shall be eligible to participate in the Plan, unless excluded below (check all that apply). Elective Deferrals include Roth Elective Deferrals, if applicable.

		All Contributions		Elective Deferrals* After-tax	Regular Matching	Employer Base	Rollover
(a)	No Exclusions	☐	OR	☐	☐	☐	☐
(b)	Employees covered by a collective bargaining agreement (between Employer and Employees representatives, if retirement benefits were the subject of good faith bargaining).	☐	OR	☐	☐	☐	☐
(c)	Nonresident aliens described in Section 410(b)(3)(C) of the Code.	☐	OR	☐	☐	☐	☐
(d)	Highly Compensated Employees	☐	OR	☐	☐	☐	☐
(e)	Hourly Employees	☐	OR	☐	☐	☐	☐
(f)	Leased Employees or other Employees who are not common law employees of the participating Employer	☒	OR	☐	☐	☐	☐
(g)	Owner Employees	☒	OR	☐	☐	☐	☐
(h)	Self Employed Individuals	☒	OR	☐	☐	☐	☐
(i)	Other.	☐	OR	☐	☐	☐	☐
[Describe classification. See Note.].
(j)

Individuals who became Employees pursuant to an acquisition or an agreement of merger or similar transaction under Section 410(b)(6)(C) of the Code (these Employees will be excluded during the period beginning on the date of the transaction and ending on a

		☒	OR	N/A	N/A	N/A	N/A

	All Contributions	Elective Deferrals* After-tax	Regular Matching	Employer Base	Rollover
date that is not later than the last day of the first Plan Year beginning after the date of the transaction.

*

Eligible Employees used for the determination of Elective Deferrals must also be used for determining Eligible Employees for any Safe Harbor or QACA Safe Harbor Contributions under Option 7.6(b) or 7.6(c).

NOTE: Any classification described in (i) above may not reference time worked or length of service such as seasonal or temporary. The classification may not be defined in a manner that causes Non-Highly Compensated Employees who are Eligible Employees to be only those with the lowest amounts of Compensation and/or the shortest periods of service or only those that may represent the minimum number of Non-Highly Compensated Employees necessary to satisfy the minimum coverage requirements of Section 410(b) of the Code.

5.2	Participation.

Each Eligible Employee is eligible to participate in the Plan on the first Entry Date as defined in Option 5.4 following the completion of the following age and service requirements:

☒(a)All Eligible Employees. The following Participation rules apply to all Eligible Employees.

		All Contributions		Elective Deferrals And /or After-tax	Regular Matching	Employer Base	Rollover
(a)	Minimum Age Requirement
(i)	No minimum age requirement	☐	OR	☐	☐	☐	☐
(ii)	Age 18 (Insert an age from 18-21) If a single annual entry date is used, minimum age cannot exceed 20-1/2	☒	OR	☐	☐	☐	☐
(b)	Service Requirement
(i)	No minimum service requirement	☐	OR	☐	☐	☐	☐

		All Contributions		Elective Deferrals And /or After-tax	Regular Matching	Employer Base	Rollover
(ii)	The completion of 1(1,2,3...11) consecutive month periods (measured from the first day of employment and each successive period thereafter), or	☒	OR	☐	☐	☐	☐
(ii)	One (l) Year of Eligibility Service; or	☐	OR	☐	☐	☐	☐
(iv)	Two (2) Years of Eligibility Service (Use this provision only if all contributions are 100% vested).	☐	OR	N/A	☐	☐	☐

☐(b)Different Classes of Eligible Employees. The Employer applies different participation requirements for different classes of Eligible Employees:

(i)	The following Participation rules apply to all Eligible Employees other than _____________________ [describe classification of Eligible Employees to which different rules apply, for example seasonal or temporary employees.]

		All Contributions		Elective Deferrals And/or After-tax	Regular Matching	Employer Base	Rollover
(a)	Minimum Age Requirement
(i)	No minimum age requirement	☐	OR	☐	☐	☐	☐
(ii)	Age ____ (insert an age from 18-21) If a single annual entry date is used, minimum age cannot exceed 20-1/2	☐	OR	☐	☐	☐	☐
(b)	Service Requirement
(i)	No minimum service requirement	☐	OR	☐	☐	☐	☐

		All Contributions		Elective Deferrals And/or After-tax	Regular Matching	Employer Base	Rollover
(ii)	The completion of _______ (1,2,3...11) consecutive month periods (measured from the first day of employment and each successive period thereafter), or	☐	OR	☐	☐	☐	☐
(iii)	One (1) Year of Eligibility Service; or	☐	OR	☐	☐	☐	☐
(iv)	Two (2) Years of Eligibility Service (Use this provision only if all contributions are 100% vested.)	☐	OR	N/A	☐	☐	☐

(ii)	The following Participation rules apply to _________________ [describe classification of Eligible Employees to which different rules apply, for example seasonal or temporary employees.]

		All Contributions		Elective Deferrals And/or After-tax	Regular Matching	Employer Base	Rollover
(a)	Minimum Age Requirement
(i)	No minimum age requirement	☐	OR	☐	☐	☐	☐
(ii)	Age ____ (insert an age from 18-21) If a single annual entry date is used, minimum age cannot exceed 20-1/2	☐	OR	☐	☐	☐	☐
(b)	Service Requirement
(i)	No minimum service requirement	☐	OR	☐	☐	☐	☐
(ii)	The completion of _________ (1,2,3...11) consecutive month periods (measured from the first day of employment and each successive period thereafter), or	☐	OR	☐	☐	☐	☐
(iii)	One (1) Year of Eligibility Service; or	☐	OR	☐	☐	☐	☐

		All Contributions		Elective Deferrals And/or After-tax	Regular Matching	Employer Base	Rollover
(iv)	Two (2) Years of Eligibility Service (Use this provision only if all contributions are 100% vested)	☐	OR	N/A	☐	☐	☐

5.3	Eligibility Service. Paragraph 2.2
(a)	A Year of Eligibility Service shall mean:
(i)	If the Determination of Service selected in Option 4.5 for Eligibility is based on Hours of Service, a Year of Eligibility Service means an Eligible Computation Period (defined below) during which the Employees is credited with:

☐(A)at least 1,000 Hours of Service, or

☐(B)at leastHours of Service (must be less than 1,000).

(ii)	If the Determination of Service selected in Option 4.5 for Eligibility is based on Elapsed Time, a Year of Eligibility Service means the completion of a Period of Service of _________________ (not to exceed 12 months) in an Eligibility Computation Period.
(b)	The Eligibility Computation Period is the period beginning on the date the Employees is first credited with an Hour of Service and ending on the first anniversary of such date. Thereafter, the Eligibility Computation Period is the Plan Year. Notwithstanding a Year of Eligibility Service is considered completed at any time the Employee is credited with the requisite Hours of Service, regardless of whether such time occurs before the end of the applicable computation period unless the Employer elects below.
☐

The Employer elects to consider a Year of Eligibility Service completed as of the last day of the applicable computation period regardless of whether the Employee is credited with the requisite Hours of Service before the end of such computation period.

(c)	Break in Service Rule. Paragraph 2.2(b) The Eligibility Rule of Parity as defined in subparagraph 2.2(b) applies unless the Employer elects below.

☐The Employer elects not to apply the Eligibility Rule of Parity.

5.4	Entry Date. Paragraph 2.2(a)(i)

An Eligible Employee shall become a Participant in the Plan for purposes of making or receiving an allocation of contributions as follows: (Select one for all contributions or one for each type of contribution).

		All Contributions		Elective Deferrals and/or After-tax	Regular Matching	Employer Base	Rollover
(a)	Immediate	☐	OR	☐	☐	☐	☐
(b)	Payroll Entry. First day of the payroll period coinciding with or next following the date an Eligible Employee satisfies the Eligibility requirements, or	☐	OR	☐	☐	☐	☐
(c)	Monthly Entry. First day of the calendar month coinciding with or next following the date an Eligible Employee satisfies the Eligibility requirements, or	☒	OR	☐	☐	☐	☐
(d)	Quarterly Entry. First day of the calendar quarter (Jan. 1, Apr. 1, Jul. 1, Oct. 1) coinciding with or next following the date an Eligible Employee satisfies the Eligibility requirements, or	☐	OR	☐	☐	☐	☐
(e)	Semi-Annual Entry. First day of the Plan Year or first day of 7th month of the Plan Year coinciding with or next following the date an Eligible Employee satisfies the Eligibility requirements, or	☐	OR	☐	☐	☐	☐

	All Contributions		Elective Deferrals and/or After-tax	Regular Matching	Employer Base	Rollover
(f)

Annual Entry. First day of Plan Year coinciding with or next following the date an Eligible Employee satisfies the Eligibility requirements. (If selected, note restriction on minimum age requirements in Option 5.2.)

	☐	OR	☐	☐	☐	☐

5.5	Application of Eligibility Requirement. Participation requirement(s) established under Option 5.2 above and Entry Date requirements under Option 5.4 shall be effective _______________________ and applicable to:

☐(a)both present and future Employees, or

☐(b)future Employees only.

6.	EMPLOYEE CONTRIBUTIONS

☐Not Applicable. No Employee Contributions are permitted. (skip to Option 7)

☒The following types of Employee Contributions are permitted. (Complete any or all of the following)

6.1	Elective Deferrals. (Choose one of the following)
(a)	Pre-tax Elective Deferrals. Paragraph 3.2(a) (Choose one of the following)

☐(i)The Plan will not accept Pre-tax Elective Deferral Contributions

☒(ii)The Plan will accept Pre-tax Elective Deferrals Contributions in accordance with applicable law and the following method of contribution shall apply. Participant’s Elective Deferrals may by stated on the basis of: (Choose one of the following)

☐(A)A specified dollar amount per regular payroll,

☒(B)Any whole percentage of Compensation not to exceed 95%, or

☐(C)Either of the above.

☐(D)If this box is checked, the percentage of Compensation shall apply only to regular payroll amounts and a separate election is required for special payments not paid with the regular payroll, such as bonuses or other special payments.

(b)	Roth Elective Deferrals. Paragraph 3.2(b) (Choose one of the following)

☐(i)The Plan will not accept Roth Elective Deferrals.

☒(ii)The Plan will accept Roth Elective Deferrals in accordance with applicable law and the method of contribution selected in (a) shall apply. (Choose one of the following)

☒(A)The Employer will match Roth Elective Deferrals, if applicable.

☐(B)The Employer will not match Roth Elective Deferrals.

(c)	Catch-up Contributions. Paragraph 3.2(c) (Choose one of the following)

☐(i)The Plan will not accept Catch-up Contributions by Participants who meet the requirements under Section 414(v) of the Code for Employees over age 50 before the end of the Participant’s taxable year.

☒(ii)Catch-up Contributions may be made by Participants who meet the requirements under Section 414(v) of the Code for Employees over age 50 before the end of the Participant’s taxable year. (Choose one of the following)

☒(A)The Employer will match Catch-up Contributions, if applicable. (Note if Plan is a Safe Harbor or QACA Safe Harbor plan under Option 7.6(b) or 7.6(c), Catch-up Contributions, if permitted, must be matched.)

☐(B)The Employer will not match Catch-up Contributions.

6.2	Automatic Enrollment Arrangement; (Choose (a) (b) or (c))

☐(a)Not Applicable. The Plan will not include an Automatic Enrollment Arrangement.

☒(b)Automatic Enrollment Arrangement. Paragraph 3.5(b) The Employer elects the Automatic Enrollment Arrangement described below and the Employer elects to treat the automatic enrollment feature as an “Eligible Automatic Contribution Arrangement” (EACA) unless otherwise indicated below.

☐

Withdrawal Not Permitted. The Employer will not treat the automatic enrollment feature as an “Eligible Automatic Contribution Arrangement” (EACA). (If this election is made, the withdrawal right in 9.12 is not permitted.)

NOTE: The automatic enrollment arrangement described in (b) does not meet a safe harbor test for purposes of the ADP Test.

(i)	Effective Date: January 1, 2017. (Must be first day of Plan Year unless Employer elects not to treat the Automatic Enrollment Feature as an EACA.)

Automatic Enrollment Contributions will be Pre-Tax Elective Deferrals unless otherwise elected below:

☐	The Employer elects to that the Automatic Enrollment Contributions shall be Roth Elective Deferrals.
(ii)	Initially upon the Effective Date of the Automatic Enrollment feature, the Automatic Enrollment feature shall apply to: (Choose one of the following)

☒(A)Eligible Employees for Elective Deferral purposes hired on or after the Effective Date.

☐(B)Eligible Employees for Elective Deferral purposes without Elective Deferral elections in effect on the Effective Date.

☐(C)Eligible Employees for Elective Deferral purposes without Elective Deferral elections in effect on the Effective Date that equals or exceeds the Default Percentage in (iv)(A) below or the initial Default Percentage in (iv)(B) below, as applicable.

Thereafter, the Automatic Contribution Feature shall apply to each new Eligible Employee for Elective Deferral purposes and as provided under (iii) below.

(iii)	After the Effective Date of the Automatic Enrollment feature, the Automatic Enrollment feature shall apply to: (Choose one of the following)

☐(A)Only the Eligible Employees for Elective Deferral purposes described in (ii).

☐(B)Eligible Employees for Elective Deferral purposes without Elective Deferral elections in effect on the first day of the Plan Year will be enrolled at the Default Percentage in (iv) (A) below or the initial Default Percentage in (iv)(B) below, as applicable.

☒(C)Eligible Employees for Elective Deferral purposes without affirmative Elective Deferral elections in effect on the first day of the Plan Year that equals or exceeds the following minimum Default Percentage:

☒	The Default Percentage in (iv) (A) below or the highest Default Percentage in (iv)(B) below, as applicable, or
☐

The Default Percentage that would be applicable to the Participant under (iv) (B) below had the applicable Default Percentage increased automatically from the later of the Effective Date of the Automatic Enrollment feature or the Participant’s Entry Date,

Will be enrolled at the Default Percentage in (iv)(A) below or the initial Default Percentage in (iv)(B) below, as applicable, or if the affirmative Elective Deferral elections in effect on the first day of the Plan Year equals or exceeds such initial Default Percentage, the Elective Deferral percentage will increase by 1%.

(iv)	Unless an Eligible Employee affirmatively elects otherwise after receiving appropriate notice, the Eligible Employee (as defined in (ii) or (iii) above) shall have Elective Deferrals made on his behalf as follows: (select one of the Options below and compete as applicable)

☐(A)Flat Default Percentage. The Default Percentage shall be equal to ____% of Compensation.

☒(B)Escalating Default Percentage. The initial Default Percentage shall be 2% and shall increase by 1% at the time described below until the Default Percentage is 5% (enter highest Default Percentage that will apply).

Increases shall occur: (choose one of the following)

☒(I)As of the first day of each Plan Year

☐(II)Other:

(Describe)

(c)Qualified Automatic Contribution Arrangement. Paragraph 3.5(b) The Employer elects the Qualified Automatic Enrollment Arrangement (QACA) described below.

(i)	QACA Effective Date: ____________________ . (must be first day of a Plan Year)

Qualified Automatic Enrollment Contributions will be Pre-Tax Elective Deferrals unless otherwise elected below:

☐	The Employer elects to that the Qualified Automatic Enrollment Contributions shall be Roth Elective Deferrals.
(ii)	Initially, upon the Effective Date of the QACA feature, the QACA feature shall apply to: (select one of the following)

☐(A)Eligible Employees for Elective Deferral purposes hired on or after the Effective Date.

☐(B)Eligible Employees for Elective Deferral purposes without an affirmative Elective Deferral election in effect on the Effective Date (including an affirmative election not to have any Elective Deferrals made on his behalf).

☐(C)Eligible Employees for Elective Deferral purposes without affirmative Elective Deferral elections in effect on the Effective Date that equals or exceeds the initial Qualified Percentage in (iv) below.

Thereafter, the QACA shall apply to each new Eligible Employee for Elective Deferral purposes and as provided under (iii) below.

(iii)	After the Effective Date of the QACA feature, the QACA feature shall apply to: (Choose one of the following)

☐(A)Only the Eligible Employees for Elective Deferral purposes described in (ii).

☐(B)Eligible Employees for Elective Deferral purposes without Elective Deferral elections in effect on the first day of the Plan Year (including an affirmative  election not to have any Elective Deferrals made on his behalf) will be enrolled at the Default Percentage in (iv) (A) below or the initial Default Percentage in (iv)(B) below, as applicable.

☐(C)Eligible Employees for Elective Deferral purposes without affirmative Elective Deferral elections in effect on the first day of the Plan Year that equals or exceeds the following minimum Default Percentage:

☐	The Default Percentage in (iv) (A) below or the initial Default Percentage in (iv)(B) below, as applicable, or

☐The applicable Default Percentage that would be applicable to the Participant under (iv) (B) below had the applicable Default Percentage increased automatically from the later of the Effective Date of the QACA feature or the Participant’s Entry Date,

Will be enrolled at the minimum Default Percentage selected in this paragraph (C).

(iv)	Beginning on the QACA Effective Date and subject to the remainder of this section, unless an Eligible Employee (as defined in (ii) or (iii) above) affirmatively elects otherwise, the Eligible Employee shall have Elective Deferrals made on his behalf as follows:

☐(A)Flat QACA Default Percentage. The Default Percentage shall be equal to __________% of Compensation. (must be at least 6% and not greater than 10%)

☐(B)Basic QACA Escalating Default Percentage. The initial Default Percentage shall be 3% and shall increase at the time described below by one percent (1%) until the Default Percentage is six percent (6%).

☐(C)Enhanced QACA Escalating Default Percentage. The initial Default Percentage shall be _____% (must be at least 3%) and shall increase at the time described below by ____% (must be at least 1%) until the Default Percentage is __% (enter highest Default Percentage that will apply - not greater than 10%).

NOTE: The default percentage must be no less than 6% after the end of the 3rd Plan Year after the initial default percentage.

The initial Default Percentage shall remain in effect until the end of the last day of the Plan Year following the date his initial contribution is made pursuant to this provision. Thereafter, the Default Percentage for each Eligible Employee having Elective Deferrals made on his behalf shall be increased on the first day of the Plan Year and will apply for the entire Plan Year.

6.3	After-Tax Contributions. Paragraph 3.2(d) (Choose one of the following)

☒(a)The Plan will not accept After-Tax Contributions

☐(b)The Plan will accept After-Tax Contributions in accordance with applicable law.

(Choose one of the following)

(i)	Application of Match

☐(A)The Employer will match After-Tax Contributions, if applicable.

☐(B)The Employer will not match After-Tax Contributions.

(ii)	Method of Contribution. Participant’s Elective Deferrals may by stated on the basis of (Choose one of the following)

☐(A)A specified dollar amount per regular payroll,

☐(B)Any whole percentage of Compensation not to exceed ____% or

☐(C)Either of the above.

☐(D)If this box is checked, the percentage of Compensation shall apply only to regular payroll amounts and a separate election is required for special payments not paid with the regular payroll, such as bonuses or other special payments.

☐(E)Lump Sum payment.

6.4	Rollovers. Paragraph 3.4 (Choose any or all that apply)

☐(a)The Plan will not accept Rollover Contributions

☒(b)The Plan will accept Rollover Contributions in accordance with applicable law and the following.

☒(i)Direct Rollovers. (other than Roth Elective Deferrals). The Plan will accept a direct rollover of an Eligible Rollover Distribution (other than Roth Elective Deferrals) from any plan which is permissible under the Code. Such rollovers: (Choose one)

☐(A)May include after-tax contributions.

☒(B)May not include after-tax contributions.

☒(ii)Direct Rollovers of Roth Elective Deferrals. If the Plan permits Participants to make Roth Elective Deferrals, the Plan will accept a direct rollover of an Eligible Rollover Distribution of Roth Elective Deferrals from a designated Roth Elective Deferral account from any plan permitted under the Code. The Plan will not accept a Participant rollover contribution of any portion of a distribution from a Roth IRA described in Section 408(A)(b) of the Code

☒(iii)In Plan Roth Rollovers/Conversion. Paragraph 9.13 In-Plan Roth Rollovers may be made by a Participant of any vested amount held in Participants’ accounts (other than existing designated Roth contributions or after-tax contributions) unless limited as described below.

☐	In-Plan Roth Rollovers may be made only for accounts otherwise eligible for in-service distribution under ARTICLE IX.
6.5	Payroll Deduction Modification. Paragraph 3.5(a) Payroll deduction contributions (including an election to designate Roth contributions, if applicable) may be terminated, changed or recommenced [check one if any contributions are permitted under this Option 6 (other than Rollovers)].

☐(a)On the first day of each payroll period.

☒(b)Monthly on the first day of any month.

☐(c)Quarterly on the first day of any quarter of a Plan Year.

☐(d)Annually on the first day of any Plan Year.

NOTE: Annually is not permissible if the Plan has elected to use a safe harbor method to sail* the ADP and ACP tests.

6.6	Compliance Testing Method. (Choose (a) or (b))

☐(a)Not Applicable. The Plan has elected to use a safe harbor method for meeting the Actual Deferral Percentage (ADP) Test under Option 7.6(b) or (c) and no After Tax Contributions are permitted under Option 6.3.

☒(b)ADP Testing Method. Paragraph 21.2(a)(iii) The Employer elects to apply the Actual Deferral Percentage (ADP) Test for Elective Deferral Contributions using the following compliance testing method:

☒(i)Prior Year Testing Method. Paragraph 21.2(b)(i) For Non-Highly Compensated Employees (NHCs) the ADP ratio will be determined using the Prior Year Testing Method.

For Plan Years beginning on or after ______________ _________ the Prior Year Testing Method will be used.

If the Employer elects the Prior Year Testing Method for the first year Section 401(k) of the Code feature is added to the Plan, then the amount taken into account as the ADP of NHCs for the preceding Plan Year will be:

☐(A)N/A (The prior year testing effective date is after the effective date of Section 401(k) of the Code feature)

☐(B)3%, or

☐(C)the actual percentage for the first Plan Year.

NOTE: This election applies for the first Plan Year only, and the foregoing does not apply at all if the Plan is a successor plan.

☐(ii)Current Year Testing Method. Paragraph 21.2(b)(i) For Non-Highly Compensated Employees (NHCs) the ADP ratio will be determined using the Current Year Method.

For Plan Years beginning on or after ___________ the Current Year Testing Method will be used.

NOTE: The Prior Year Testing Method allows the Employer to use the prior year’s actual contributions for complying with the test and provides some certainty at the beginning of the year in applying these rules. Changes to compliance testing methods for preexisting plans that are merged with or into the Plan may be restricted. The testing method cannot be changed from the Current Year Testing Method to the Prior Year Testing Method for a Plan Year unless (1) the Plan has used Current Year Testing for each of the preceding five (5) Plan Years (or if lesser, the number of Plan Years the Plan has been in existence) or (2) if, as a result of a merger or acquisition described in Section 410(b)(6)(C)(ii) of the Code, the Employer maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in Section 410(b)(6)(C)(ii) of the Code.

NOTE: If after-tax Contributions are permitted under Option 6.3, the ACP Compliance method described in Option 7.6 must be completed, even if the Plan elected a safe harbor method for meeting the ADP and ACP Tests.

7.	EMPLOYER MATCHING OR SAFE HARBOR CONTRIBUTIONS & ALLOCATIONS
7.1	Employer Matching or Safe Harbor Contributions. (Choose one of the following)

☐The Employer will not make Matching or Safe Harbor Contributions. Skip to Option 8)

☒	The Employer will make Regular Matching Contributions as described below. (Complete either Option 7.2 through 7.5 and 7.6(a))
☐	The Employer will make Safe Harbor or QACA Safe Harbor Contributions as described below: (Complete either 7.6(b) or 7.6(c))
7.2	Regular Matching Contributions Provisions. Paragraph 3.1(b) The Employer elects to make a Regular Matching Contribution as follows:

☐(a)N/A. The Employer is electing to use a safe harbor method.

☐(b)Discretionary Match -- The Employer may make Regular Matching Contributions equal to a discretionary percentage (determined by the Employer) of the Participant’s Elective Deferrals for the period selected in Option 7.4, subject to the allocation conditions in Option 7.5 and shall be allocated as a uniform rate of deferrals up to a uniform deferral percentage.

If this Discretionary Matching Contribution formula applies (i.e., a formula that provides an Employer with discretion regarding how to allocate a Matching Contribution to Participants) and the Employer makes a discretionary Matching Contribution to the Plan, the Employer must provide the Plan Administrator (or Trustee, if applicable), written instructions describing (1) how the discretionary Matching Contribution formula will be allocated to Participants (e.g., a uniform percentage of Elective Deferrals or a flat dollar amount), (2) the computation period(s) to which the discretionary Matching Contribution formula applies, and (3) if applicable, a description of each business location or business classification subject to separate discretionary Matching Contribution allocation formulas. Such instructions must be provided no later than the date on which the discretionary Matching Contribution is made to the Plan. A summary of these instructions must be communicated to Participants who receive discretionary Matching Contributions. The summary must be communicated to Participants no later than 60 days following the date on which the discretionary Matching Contribution is made to the Plan.

☒(c)Fixed Match -- The Employer will make Regular Matching Contributions equal to:

☒(i)Uniform Percentage. A uniform match equal to 100% (e.g., 50) of the Participant’s Elective Deferrals for the period designated in Option 7.4, plus an additional Regular Matching Contribution of a discretionary percentage (determined by the Employer) of the Participant’s Elective Deferrals, not to exceed 5% (leave blank if not applicable) of Compensation.

☐(ii)Tiered Match. A tiered match equal to:

(A)	____% (e.g., 50) of the first ____% of Compensation or contributed by the Participant as an Elective Deferral, plus
(B)	____% (e.g., 50) of the next ____% of Compensation or contributed by the Participant as an Elective Deferral, plus
(C)	____% (e.g., 50) of the next ____% of Compensation or contributed by the Participant as an Elective Deferral.

plus an additional Regular Matching Contribution of a discretionary percentage (determined by the Employer) of the Participant’s Elective Deferrals, not to exceed _____% (leave blank if not applicable) of Compensation.

Note: All tiers must be based on percentage or dollar amounts (but not both).

☐(d)Fixed Service Related Match. A uniform percentage of each Participant’s Elective Deferrals based on the Participant’s Years of Service, determined as follows (add additional tiers if necessary):

Service	Matching Percentage
_____	_____%
_____	_____%
_____	_____%

plus an additional Regular Matching Contribution of a discretionary percentage (determined by the Employer) of the Participant’s Elective Deferrals, not to exceed ____% (leave blank if not applicable) of Compensation.

For purposes of the above, a Year of Service means:

☐(i)A Year of Vesting Service.

☐(ii)A Year of Eligibility Service.

NOTE: The Plan may violate Section 401(a)(4) of the Code nondiscrimination requirements if the rate of Regular Matching Contributions increases as a Participant’s Elective Deferrals or Years of Service increase.

7.3	Matching Limit. The Employer Regular Matching Contribution made on behalf of any Participant for any Plan Year will not exceed:

☒(a)No limit on the amount of matching contribution.

☐(b)$__________ ☐ per payroll period ☐ per Plan Year

☐(c)______% of Compensation.

7.4	Period of Determination. The Regular Matching Contribution formula will be applied on the following basis:

☒(a)Plan Year. (Note if elected and contributions are deposited on a more frequent basis, a true-up deposit may be required.)

☐(b)Each payroll period. (Note if elected, Regular Matching Contribution may be limited if Elective Deferral limit is reached prior to the end of the Plan Year.)

☐(c)All payroll periods ending within each month.

☐(d)All payroll periods ending with or within each Plan Year quarter.

☐(e)N/A, the Plan only provides for discretionary matching contributions (i.e., 7.2(a) is selected above).

NOTE: For any discretionary match, the Employer shall determine the calculation methodology at the time the Regular Matching Contribution formula is determined. If contributions are made more frequently than the period of determination, a true-up contribution may be required.

7.5Regular Matching Contribution Allocation Conditions. A Participant shall be eligible for an allocation of Employer Regular Matching Contributions if he or she meets the following conditions:

☒(a)No conditions. All Participants share in the allocations of Regular Matching Contributions regardless of service completed during the Plan Year or employment status at the end of the Plan Year (skip to Option 7.6)

☐(b)Last Day of Period. If employed on the last day of the Contribution Determination Period, or (select if applicable)

☐(i)Waiver.  If the Participant is not employed on last day of Contribution Determination Period due to: (select all that apply)

☐(A)Death while an Employee,

☐(B)Becoming Disabled while an Employee, or

☐(C)Retirement during the period.

☐(c)Years of Service Without Regard to Last Day. Has completed a Year of Matching Allocation Service during the Plan Year without regard to employment on last day of the Plan Year. (Select if applicable)

(i)	Waiver of Service. The Participant does not have the required service due to: (select all that apply)

☐(A)Death while an Employee,

☐(B)Becoming Disabled while an Employee, or

☐(C)Retirement during the period.

☐(d)Last Day and Year of Service. If employed on the last day of the Contribution Determination Period and completed a Year of Matching Allocation Service (or pro-rated amount if payroll periods or monthly or quarterly allocations apply) hours of service; or (select if applicable)

(i)	Waiver of Last Day. The Participant is not employed on last day of Contribution Determination Period due to: (select all that apply)

☐(A)Death while an Employee,

☐(B)Becoming Disabled while an Employee, or

☐(C)Retirement during the period.

(ii)	Waiver of Service Requirement. The Participant does not have the required service due to: (select all that apply)

☐(A)Death while an Employee,

☐(B)Becoming Disabled while an Employee, or

☐(C)Retirement during the period.

☐(e)Section 410(b) of the Code fail-safe. If (b) or (c) is selected and/or (d) is selected and a Year of Matching Allocation Service requires more than 500 hours of service or a Period of Service of more than three (3) consecutive months, shall Section 410(b) of the Code ratio percentage fail-safe provisions apply?

☐(i)No or N/A.

☐(ii)Yes, the Plan must satisfy the ratio percentage test of Section 410(b) of the Code.

☐ (f)A Year of Matching Allocation Service Paragraph 1.50(a) means:

☐(i)If the Determination of Service selected in Option 4.5 for Allocation Service is based on hours of service, a Year of Matching Allocation Service means a Plan Year during which the Participant is credited with:

☐(A)at least 1,000 Hours of Service, or

☐(B)at least _______________ Hours of Service (must be less than 1,000)

☐(ii)If the Determination of Service selected in Option 4.5 for Allocation Service is based on Elapsed Time, a Year of Matching Allocation Service means a Plan Year in which the Participant completes a Period of Service of __________________ (not to exceed 6 months).

☐(g)For purposes of the Waiver conditions above:

☐(i)Disability (Chose one of the following)

☐(A)has the same meaning as that term is used in the Employer’s long term disability policy or program applicable to the Participant, or

☐(B)means a total and permanent disability as defined under the Federal Social Security Act.

☐(C)Notwithstanding, in order to receive an allocation of the Regular Matching Contribution, the Disabled Participant must have had at least ___________Years of Service and have attained the age of ______________ while an Employee. (leave blank if not applicable)

☐(ii)Retirement means a termination of employment with the Employer after having completed at least _________ Years of Service and attained the age of ____________ . (complete or leave blank if not applicable)

☐(iii)For purposes of the above waiver conditions, Years of Service means:

☐(A)Years of Vesting Service.

☐(B)Years of Eligibility Service.

7.6Compliance Testing Method. (Choose (a), (b) or (c))

☒(a)The Employer elects to apply the Actual Contribution Percentage (ACP) Test for Regular Matching Contributions and, if applicable, After-tax Contributions, using the Compliance Testing Method selected in Option 6.6. Paragraph 21.3(a)(iii)

☐(b)Safe Harbor Elected. Paragraphs 21.2(a)(i), 21.3(a)(i) The Employer will make Safe Harbor Contributions as elected below (Select and complete (i) and (ii) or (iii) below)

☐ (i)Safe Harbor Matching Formula: (check either (A) or (B))

☐(A)Basic Safe Harbor Matching Formula. 100% of Participant Elective Deferrals not to exceed 3% of the Participant’s Plan Compensation plus 50% of participant Elective Deferrals that exceed 3% of the Participant’s Plan Compensation but that do not exceed 5% of the Participant’s Plan Compensation; or

☐(B)Enhanced Safe Harbor Matching Formula. 100% of the Participant’s Elective Deferrals that do not exceed __________ percent (must be at least 3%) of the Participant’s Compensation for the Plan Year plus ____% (must be at least 50%) of the Participant’s Elective Deferrals thereafter, but no Safe Harbor Matching Contributions will be made on Elective Deferrals that exceed ____% (must be at least 5% and no more than 10%) of Compensation. [The number inserted in the second blank cannot exceed 100%.]

☐(ii)Period for determining Safe Harbor Matching Contributions. The safe harbor matching contribution formula will be applied on the following basis (and any Compensation or dollar limitation used in determining the match will be based on the applicable period). (Check (A), (B), or (C)):

☐(A)Plan Year. (Note: If elected and contributions are deposited on a more frequent basis, a true-up deposit may be required.)

☐(B)each payroll period. (Note: If elected, Matching Contribution may be limited if Elective Deferral limit is reached prior to the end of the Plan Year.)

☐(C)all payroll periods ending with or within each Plan Year quarter. (Note: If elected, Matching Contribution may be limited if Elective Deferral limit is reached prior to the end of the Plan Year.)

If (B) or (C) is selected, Safe Harbor Matching Contribution must be contributed to the Plan by the last day of the immediately following Plan Year quarter.

☐(iii)Safe Harbor Non-Elective Contribution. (check and complete if applicable)

A Safe Harbor Non-elective Contribution shall be made to the Plan equal to _____% (insert a percentage of 3% or more) of each of its Participant’s Plan Compensation. The period for determining the safe harbor non-elective contribution is the entire Plan Year.

☐ (iv)The Safe Harbor Contribution shall be made on behalf of all Eligible Employees for Elective Deferral purposes unless this option is selected:

The Safe Harbor Contribution will not be made on behalf of Highly Compensated Employees.

☐(v)Safe Harbor Contribution to Another Plan. (check and complete if applicable) The Employer has elected to make a Safe Harbor Contribution to another Plan of the Employer: [If elected — Name of other plan]

Contribution:

[Describe Safe Harbor Contribution]

NOTE: The Plan may not condition an Eligible Employee’s receipt of the safe harbor contributions on completion of a certain number of hours during the Plan Year or on employment on a certain day during the plan year.)

NOTE: All Safe Harbor Contributions made under this Section or to another plan of the Employer must be non-forfeitable and immediate vesting shall apply to such contributions. in-service withdrawals of any Safe Harbor Contributions to this or to another plan of the Employer cannot be made by any Participant before the Participant’s attainment of age 59-1/2.

☐(c)QACA Safe Harbor Elected. Paragraph 21.2(a)(ii), Paragraph 21.3(a)(ii) The Employer will make QACA Safe Harbor Contributions as elected below. (Select and complete (i) and (ii) or (iii) and (iv) below)

☐(i)QACA Safe Harbor Matching Contributions. (check (A) or (B))

☐(A)Basic QACA Safe Harbor Matching Formula. 100% of Participant Elective Deferrals not to exceed 1% of the Participant’s Plan Compensation plus 50% of Participant Elective Deferrals that exceed 1% of the Participant’s Plan Compensation but that do not exceed 6% of the Participant’s Plan Compensation; or

☐(B)Enhanced QACA Safe Harbor Matching Formula. 100% of the Participant’s Elective Deferrals that do not exceed _______ (must be 1% or greater but not more than 10%) of the Participant’s Compensation for the Plan Year plus ___% (must be at least 50%) of the Participant’s Elective Deferrals thereafter, but no Safe Harbor Matching Contributions will be made on Elective Deferrals that exceedpercent (must be at least 6% but no more than 10%) of Compensation. (The number inserted in the second blank cannot exceed 100%.]

☐(ii)Period for determining QACA Safe Harbor Matching Contributions. The matching contribution formula will be applied on the following basis (and any Compensation or dollar limitation used in determining the match will be based on the applicable period). (Check (A), (B), or (C):

☐(A)Plan Year. (Note: If elected and contributions are deposited on a more frequent basis, a true-up deposit may be required)

☐(B)each payroll period. (Note: If elected, Matching Contribution may be limited if Elective Deferral limit is reached prior to the end of the Plan Year)

☐(C)all payroll periods ending with or within each Plan Year quarter. (Note: If elected, Matching Contribution may be limited if Elective Deferral limit is reached prior to the end of the Plan Year.)

If (B) or (C) is selected, QACA Safe Harbor Matching Contribution must be contributed to the Plan by the last day of the immediately following Plan Year quarter.

☐(iii)A QACA Safe Harbor Non-elective Contribution shall be made to the Plan equal to ___% (insert a percentage of 3% or more) of each of its Participant’s Plan Compensation. The period for determining QACA safe harbor non-elective contributions is the entire Plan Year

☐(iv)QACA Vesting. QACA Safe Harbor Contributions are subject to the following vesting provisions: (select one of the following):

☐(A)Full and immediate vesting.

☐(B)% after one Year of Vesting Service. 100% after Two Year of Vesting Service.

☐(v)The QACA Safe Harbor Contribution shall be made on behalf of all Eligible Employees for Elective Deferral purposes unless this option is selected:

☐	The QACA Safe Harbor Contribution will not be made on behalf of Highly Compensated Employees.

☐(v)QACA Safe Harbor Contribution to Another Plan. (check and complete if applicable) The Employer has elected to make a QACA Safe Harbor Contribution to another Plan of the Employer: [If elected — Name of other plan]

Contribution:

[Describe QACA Safe Harbor Contribution]

NOTE: The Plan may not condition an Eligible Employee’s receipt of the QACA safe harbor contributions on completion of a certain number of hours during the Plan Year or on employment on a certain day during the plan year.)

NOTE: In-service withdrawals of any QACA Safe Harbor Contributions to this or to another plan of the Employer cannot be made by any Participant before the Participant’s attainment of age 59-1/2.

8.	OTHER EMPLOYER CONTRIBUTIONS & ALLOCATIONS
8.1	Employer Base Contributions. Paragraph 3.1(a) (Choose one of the following)

☐(a)The Employer will not make Employer Base Contributions. (Skip to Option 9)

☒(b)The Employer will make Employer Base Contributions as described below.

(Complete either Option 8.2 through 8.4)

8.2	Contribution Formula. This Option describes how the Employer will determine the amount of the contribution to be made each Plan Year. Option 8.5 describes how the contribution is allocated among Participants. (Select and complete one of the following (a) through (d)

☒(a)Discretionary amount: Each Employer may make Base Contributions in an amount determined by the Employer by resolution of its Board.

☐(b)Compensation Formula - ________% [Insert percentage not over 15%] of the Compensation of all Participants for such Plan Year eligible to receive an allocation of the Employer Base Contribution for such Plan Year, plus any additional amount that the Board of Directors of the Employer shall determine by resolution.

☐(c)Fixed Amount - $_________ [Insert amount not over 15% of Compensation of all Participants for such Plan Year], plus any additional amount that the Board of Directors of the Employer shall determine by resolution.

8.3Contribution Determination Period. (Choose one of the following)

☒(a)the Calendar Year (Plan Year) meaning January 1 through and including December 31, or

☐(b)the Employer’s Fiscal Year (defined Plan’s “limitation year”) meaning the twelve (12) consecutive month period commencing _________ and ending on ________.

8.4Base Contribution Allocation Requirements. (choose one or more of the following) A Participant shall be eligible for an allocation of Employer Base Contributions if he or she meets the following conditions:

☐(a)No conditions. All Participants share in the allocations of Base Contributions regardless of service completed during the Plan Year or employment status at the end of the Plan Year. (Skip to Option 8.5)

☐(b)Last Day of Period. If employed on the last day of the Contribution Determination Period, or (select if applicable)

☐(i)Waiver. If the Participant is not employed on last day of Contribution Determination Period due to: (select all that apply)

☐(A)Death while an Employee,

☐(B)Becoming Disabled while an Employee, or

☐(C)Retirement during the period.

☐(c)Year of Service Without Regard to Last Day. Has completed a Year of Base Allocation Service during the Plan Year without regard to employment on last day of the Plan Year.

☐(i)Waiver of Service. The Participant does not have the required service due to: (select all that apply)

☐(A)Death while an Employee,

☐(B)Becoming Disabled while an Employee, or

☐(C)Retirement during the period.

☒(d)Last Day and Year of Service. If employed on the last day of the Contribution Determination Period and completed a Year of Base Allocation Service (or prorated amount if payroll periods or monthly or quarterly allocations apply) hours of service; or (select if applicable)

☒ (i)Waiver of Last Day. The Participant is not employed on last day of Contribution Determination Period due to: (select all that apply)

☒(A)Death while an Employee,

☒(B)Becoming Disabled while an Employee, or

☒ (C)Retirement during the period.

☒(ii)Waiver of Service Requirement. The Participant does not have the required service due to: (select all that apply)

☒ (A)Death while an Employee,

☒ (B)Becoming Disabled while an Employee, or

☒ (C)Retirement during the period.

☒(e)Section 410(b) of the Code fail-safe. If (b) or (c) is selected and/or (d) is selected and a Year of Base Allocation Service requires more than 500 hours of service or a Period of Service of more than three (3) consecutive months, shall Section 410(b) of the Code ratio percentage fail-safe provisions apply?

☐(i)No or N/A.

☒(ii)Yes, the Plan must satisfy the ratio percentage test of Section 410(b) of the Code.

☒(f)A Year of Base Allocation Service Paragraph 1.50(b) means:

☒(i)If the Determination of Service selected in Option 4.5 for Allocation Service is based on hours of service, a Year of Base Allocation Service means a Plan Year during which the Participant is credited with:

☒(A)at least 1,000 Hours of Service, or

☐(B)at least __________ Hours of Service. (must be less than 1,000)

☐(ii)If the Determination of Service selected in Option 4.5 for Allocation Service is based on Elapsed Time, a Year of Base Allocation Service means a Plan Year in which the Participant completes a Period of Service of ___________ (not to exceed 6 months).

☒(g)For purposes of the Waiver conditions above:

☒(i)Disability (Chose one of the following)

☒(A)has the same meaning as that term is used in the Employer’s long term disability policy or program applicable to the Participant, or

☐(B)means a total and permanent disability as defined under the Federal Social Security Act.

☐(C)Notwithstanding, in order to receive an allocation of the Profit Sharing Contribution, the Disabled Participant must have had at least _____ Years of Service and have attained the age of while an Employee. (leave blank if not applicable)

☒(ii)Retirement means a termination of employment with the Employer after having completed at least 10 Years of Service and attained the age of 55 or 65 with C. (complete or leave blank if not applicable)

☒(iii)For purposes of the above waiver conditions Years of Service are based on Years or Periods used for:

☒(A)Years of Vesting Service.

☐(B)Years of Eligibility Service.

8.5	Employer Base Contribution Allocation Formula. Each Employer’s Base Contribution shall be allocated as follows:

☒(a)Non-Integrated Formula. In the same ratio as each eligible Participant’s Compensation for the Computation Determination Period bears to the total of such Compensation of all eligible Participants.

☐(b)Integrated Formula. In proportion to Compensation and Excess Compensation as follows:

First, in proportion to Compensation for such Plan Year but not in excess of 3% of each Participant’s Top Heavy Compensation.

Second, in proportion to Excess Compensation for such Plan Year but not in excess of 3% of each Participant’s Compensation. For purposes hereof, in the case of any Participant who has exceed the cumulative permitted disparity limit described in the Plan, such Participant’s total Compensation for the Plan Year will be taken into account.

The First and Second steps described above shall only be used in a year in which the Plan is a Top Heavy Plan and shall be considered to be the top heavy required minimum contribution with respect to the Participants to whom allocated.

Third in proportion to the sum of the Compensation and Excess Compensation for such Plan Year of each Covered Participant for such Plan Year, provided that there shall not be so allocated to the account of any Participant an amount in excess of the product obtained by multiplying the sum such Covered Participant’s Compensation and Excess Compensation for such Plan Year by the Applicable Integration Rate, but not in excess of the profit sharing maximum disparity limit described in the Plan. For purposes hereof, in the case of a Participant who has exceeded the cumulative permitted disparity limit described in the Plan, two times such Participant’s Total Compensation for the Plan Year shall be taken into account and

Then any remaining contribution shall be allocation in proportion to their Compensation for such Plan Year.

For purposes hereof, the term “Applicable Integration Rate” means the following percentage determined on the basis of the Integration Level selected by the Employer below; provided however, if the First and Second steps described above are used because the Plan is a Top Heavy Plan, the Applicable Integration Rate shown determined below shall be reduced by 3%.

For purposes hereof, the term “Excess Compensation” of a Participant shall mean an Employee’s Compensation in excess of the following “Integration Level” [Check one]:

☐(i)The Taxable Wage Base, or

☐(ii)20% of the Taxable Wage Base, or

☐(iii)___ % of the Taxable Wage Base, or

☐(iv)$__________

The Maximum Disparity Rate of 5.7% shall be reduced to (1) 4.3% if (iii) or (iv) above is more than 20% and less than or equal to 80% of the Taxable Wage Base; or (2) 5.4% if (iii) or (iv) above is less than 100% and more than 80% of the Taxable Wage Base.

☐ (c)Age Weighted Allocation Formula - In proportion to their Allocation Factor. The Allocation Factor shall be equal to the product of the Participant’s Age Factor and the eligible Participant’s Compensation. The Age Factor is derived from Schedule 1 based on the following interest rate:

☐(i)7.50%

☐(ii)8.00%

☐(iii)8.50%

Thus, the allocation of the Employer Base Contribution to a Participant’s Employer Active Account shall equal the total Employer Base Contribution multiplied by a fraction the numerator of which is the eligible Participant’s allocation factor and the denominator of which is the sum of the Allocation Factors of all eligible Participants.

NOTE: The Age-Weighted Formula is not a safe-harbor formula under Section 401(a)(4) of the Code.

☐(d)Uniform Points - In proportion to their total points as determined below.

Each eligible Participant shall receive ____ points for each: [Must select at least age or service]:

☐(i)________ year(s) of age determined as of the last day of the Plan Year.

☐(ii)________ Year(s) of Base Allocation Service determined as of the last day of the Plan Year.

☐(iii)$___________ (not to exceed $200) of Compensation

Thus, the allocation of the Employer Base Contribution to a Participant’s Employer Base Active Account shall equal the total Employer Base Contribution multiplied by a fraction the numerator of which is the points awarded to the eligible Participant and the denominator of which is the total of all points awarded to all eligible Participants.

NOTE: The Uniform Points Formula is not a safe-harbor formula under Section 401(a)(4) of the Code.

9.	VESTING AND VESTING SERVICE
9.1	Employer Contributions subject to vesting schedule. ARTICLE VI (Choose one of the following)

☐(a)All Employer contributions are fully and immediately vested. (skip to Option 10)

☒(b)Employer contributions are subject to the following vesting provisions. (select one of the following)

		Regular Matching	Employer Base
(i)	Full and immediate vesting	☐	☐
(ii)	Three year cliff vesting	☐	☐
(iii)

Six—year graded vesting schedule

20% after 2 Year of Vesting Service

40% after 3 Year of Vesting Service

60% after 4 Year of Vesting Service

80% after 5 Year of Vesting Service

100% after 6 Years of Vesting Service

		☒	☒
(iv)

Modified graded vesting schedule

____ % after 1 Year of Vesting Service

____% after 2 Year of Vesting Service

____% after 3 Year of Vesting Service

____% after 4 Year of Vesting Service

____% after 5 Year of Vesting Service

100% after 6 Years of Vesting Service

		☐	☐
(v)	Other	☐	☐

If (iv) or (v) is selected, the modified schedule must satisfy the vesting requirements for each Year of Vesting Service in the six year graded schedule unless 100% vesting is provided after no more than 3 Years of Vesting Service.

NOTE: Safe Harbor Contributions are always 100% vested and QACA Safe Harbor Contributions are vested pursuant to Option 7.6(c)(iv).

9.2	Automatic Vesting. Notwithstanding the foregoing, a Participant shall be vested the occurrence of one of the following while an Employee ((a) automatically applies; select others that apply)

(a)Attainment of Normal Retirement Age while employed by the Employer.

☒(b)Death while employed by the Employer.

☒(c)Occurrence of a Disability. For this purposes Disability

☒(i)has the same meaning as that term is used in the employer’s long term disability policy or program applicable to the Participant, or

☐(ii)meaning a total and permanent disability as defined under the Federal Social Security Act.

☒(d)Attainment of Early Retirement Age while employed by the Employer. For this purposes Early Retirement Age means:

The later of age 55 (insert age) and the completion of 10Years of Service. (insert service requirement)

For purposes of the Early Retirement definition, Years of Service are:

☒Years of Vesting Service.

☐Years of Eligibility Service.

9.3	Vesting Service Determined.
(a)	Years of Vesting Service Paragraph 1.53 means:
(i)	If the Determination of Service selected in Option 4.5 for Vesting is based on hours of service, a Year of Vesting Service means a Plan Year during which the Employees is credited with:

☒at least 1,000 Hours of Service, or

☐at least_____ Hours of Service. (must be less than 1,000)

(ii)	If the Determination of Service selected in Option 4.5 for Vesting is based on Elapsed Time, a Year of Vesting Service means the completion of a Period of Service of ____________ (not to exceed 12 months) during a Plan Year.
(b)	All of an Employee’s Years of Service with the Employer are counted to determine the nonforfeitable percentage in the Employee’s Account Balance derived from Employer contributions except: Paragraph 6.5

☒(i)Years Prior to Age 18. Any Year of Vesting Service of an Employee completed before the Employee has reached age eighteen (18) in all other cases shall be disregarded.

☒(ii)Years Required after Break in Service. Any Year of Vesting Service of an Employee prior to one Year of his Broken Service shall be disregarded until he has completed a Year of Vesting Service during a Plan Year following his Year of Broken Service.

☐(iii)Rule of Parity. Any Year of Vesting Service of an Employee prior to one Year of his Broken Service shall be disregarded unless such Employee either:

(A)possesses a non-forfeitable right to benefits under the Plan derived from the Employer’s contributions (which contributions for this purpose include Pre-tax or Roth Contributions), or

(B)has consecutive Year(s) of Broken Service which are less than the greater of (i) for application of this subparagraph in Plan Years commencing after December 31, 1984, five (5) or (ii) the number of his aggregate Year(s) of Vesting Service before the commencement of such Year(s) of Broken Service.

For purposes of this Option, an Employee’s aggregate Years of Vesting Service shall not include Years of Vesting Service which are at any time excluded by the application of the provisions of this option.

☐ (iv)Years Prior to Plan Establishment. Any Year of Vesting Service with the Employer for which the Employer did not maintain the Plan or a predecessor plan within the meaning of Section 411(a)(4)(C) of the Code shall be disregarded.

☐ (v)Years Prior to 1971. Any Year of Vesting Service before January 1, 1971 shall be disregarded unless the Participant has at least three (3) Plan Years of Service after December 31, 1970.

9.4	Use of Forfeitures. [Check (a), if desired, and check either (b) or (c)]

☐(a)Administrative Expenses. If this option is checked forfeitures shall be used first to pay administrative expenses of the Plan that would otherwise be paid by the Plan. Any remaining forfeitures shall be used in the manner described below.

☒(b)Reduce Contributions. Forfeitures shall be used to reduce contribution required to be made by the Employer for the next Plan Year as described in subparagraph 4.9(b) of the Plan.

☐(c)Additional Contributions. Forfeitures shall be treated as additional contributions by the Employer for the next Plan Year and allocated as described in subparagraph 4.9(c) of the Plan.

10.	DISTRIBUTIONS
10.1	In-Service Distributions. The following In-Service Distributions are available from the Plan (select all that apply)

		All Contributions		Elective Deferrals*	Regular Matching	Safe Harbor Contributions	Employer Base	After tax Rollover Voluntary Deductible
(a)	No in-service distributions are permitted	☐	OR	☐	☐	☐	☐	☐
(b)	Attainment of age _____ Paragraph 9.2, 9.4 Enter age no earlier than 59- 1/2.	☐	OR	☐	☐	☐	☐	☐
(c)	60 months of participation Paragraph 9.4	N/A		N/A	☐	N/A	☐	N/A
(d)	Occurrence of a hardship as defined in subparagraph 9.5(b) of the Plan	N/A		N/A	☒	N/A	☒	☒
(e)	Occurrence of a Hardship as defined in subparagraph 9.6(b) of the Plan.	N/A	OR	☒	N/A	N/A	N/A	N/A
(f)	To Alternate Payee upon acceptance of QDRO Paragraph 8.1(d)	☒	OR	☐	☐	☐	☐	☐
(g)	Anytime Paragraph 9.1	N/A	OR	N/A	N/A	N/A	N/A	☐

*Distributions from the Employer QNEC/QMAC Account will be permitted in the same manner as from the Elective Deferral Account, except that no distribution from the Employer QNEC/QMAC Account may be made on the occurrence of Hardship.

10.2	Loans. Paragraph 9.10

☐(a)No. The Employer does not elect to make loans available under the Plan.

☒(b)Yes. The Employer will make loans available under the Plan in accordance with the Employer’s Loan Policy executed by the Employer’s Authorized Representative.

10.3	Cash Out Rules.
(a)

Cash-Out Limit. Paragraph 8.9(e) The Plan will pay benefits as soon as possible following termination of employment if the entire non-forfeitable Accrued Benefit does not exceed the Cash Out Limit (as defined in subparagraph 8.9(e)) unless the Employer elects otherwise below:

☐

The Employer elects a $1,000 maximum mandatory cash out dollar amount, in which case pre-Normal Retirement Age/Age 62 distributions may not be made to a Participant whose non-forfeitable Accrued Benefit exceeds $1,000 without his written consent to payment as provided in clause (iv) of subparagraph 8.1(a) of the Plan. In this case, the automatic rollover rules of clause (ii) of subparagraph 8.7(a) of the Plan do not apply to the pre-Normal Retirement Age/Age 62 distribution since either the distribution does not exceed $1,000 or the distribution is only made with Participant consent.

☐(b)Determination of Cash-Out Limit. Paragraph 8.9(e) The Cash Out Limit (as defined in subparagraph 8.9(e)) or such lower maximum mandatory cash out dollar amount selected by the Employer in Option 10.3(a) shall be determined by including the Participant’s Rollover Account unless the Employer elects otherwise below:

☒

The Employer elects to exclude the Participant’s Rollover Account from the determination of the Cash Out Limit (as defined in subparagraph 8.9(e)) or such lower maximum mandatory cash out dollar amount selected by the Employer in Option 10.3(a) for distributions made after January 1, 2002 [Enter a date no earlier than December 31, 2001].

☐(c)Selection of IRA. Paragraph 8.7(h) The Employer (in its capacity as Administrator) appoints the Trustee as the Plan fiduciary for purposes of selecting the individual retirement plan to receive the automatic rollover described in clause (ii) of subparagraph 8.7(a) of the Plan and the initial investment under the individual retirement plan in which the automatic rollover is invested, unless the Option is selected:

☐

The Employer (in its capacity as Plan Administrator) retains the fiduciary responsibility to select the individual retirement plan to receive the automatic rollover described in clause (ii) of subparagraph 8.7(a) of the Plan and the initial investment under the individual retirement plan in which the automatic rollover is invested.

In the event the Employer as Plan Administrator retains the fiduciary duty to select the individual retirement plan to receive the automatic rollover described in clause (ii) of subparagraph 8.7(a) of the Plan and the initial investment under the individual retirement plan in which the automatic rollover is invested, the Administrator acknowledges and shall certify to the Trustee that its selection follows the requirements of Department of Labor Regulation section 2550.404a-2 and Prohibited Transaction Exemption (PTE) 2004-16 to the extent required to be applicable.

11.	LIMITATIONS ON BENEFITS.

NOTE: Failure to complete this Option 11 may adversely affect qualification of the plan(s) maintained by an Employer.

[Check the applicable box(es) and/or add limitations language as desired.]

☐(a)No Other Plan. Employer maintains no other qualified plan in addition to this Plan in which event paragraph 4.3 of this Plan and paragraph 20.2 shall apply.

☒(b)Coordinate with Defined Contribution Plans (Other than Pre-Approved Plans). The Employer maintains, in addition to this Plan, one or more plans which are qualified defined contribution plans, welfare benefit funds (as defined in Section 419(a) of the Code) or individual medical accounts, (as defined in Section 415(1)(2) of the Code) (other than pre-approved plans) in which event paragraph 4.4 of this Plan and paragraph 20.3 shall apply. In which event [Check (i), (ii), or (iii) and (iv) if desired]:

☒(i)Subparagraph 20.3(g) shall apply.

☐ (ii)Reduce Contribution under this Plan. Annual Additions under this Plan shall be reduced before Annual Additions under such other Plans and funds so that the Maximum Permissible Amount is not exceeded.

☐(iii)Reduce Contribution under other Plan. Annual Additions under such other plans and funds shall be reduced before Annual Additions under this Plan so that the Maximum Permissible Amount is not exceeded.

☐(iv)Subject to subparagraph 20.3(g), Option 11(b)(ii) or (iii) above shall apply, but Annual Additions under welfare benefit plans shall be reduced last.

☒(c)Limitation Year. Paragraph 20.4(e) The Limitation Year is the following 12-consecutive month period:

☒(i)The calendar year.

☐(ii)The Plan Year.

☐(iii)The year beginning on _________________ [Insert month and day].

12.	TOP HEAVY RULES.

If the Plan is or becomes a Top Heavy Plan, the provisions of the Plan and the Adoption Agreement containing top heavy rules required by Section 416 of the Code shall supersede any conflicting provisions of the Plan or the Adoption Agreement.

(a)	Top Heavy Compensation. Paragraph 3.1(e) Subject to the application of the Compensation Limit, Top Heavy Compensation of a Participant with respect to a Plan Year shall mean Total Compensation for the [Check one]:

☒(i)Calendar year ending with or within such Plan Year

☐(ii)Plan Year

which are subject to tax under Section 3101(a) of the Code without the dollar limitation of Section 3121(a) of the Code.

Notwithstanding the foregoing definition of Compensation selected by the Employer, a Participant’s Top Heavy Compensation shall include employee elective salary reduction or similar contributions excluded from the Participant’s gross income for federal tax purposes by reason of Sections 125, 132(f)(4) (for Plan Years beginning on or after January 1, 2001), 402(a)(8) and 402(h)(1)(B) of the Code and employer contributions made pursuant to salary reduction agreements under Section 403(b) of the Code.

(b)	Top Heavy Vesting Schedule. Paragraph 6.3(b) The following “top heavy vesting schedule” shall apply whenever the Plan is a Top Heavy Plan [Check one, and complete where applicable]:

☐(i)100% after _______ (not to exceed 3) Years of Vesting Service.

☒(ii)20% after 2 Years of Vesting Service, increased 20% for each of the next 4 Years of Vesting Service.

☐(iii)_______ % after __________Year(s) of Vesting Service

_______ % after __________Years of Vesting Service

_______ % after __________Years of Vesting Service

_______ % after __________Years of Vesting Service

_______ % after __________Years of Vesting Service

_______ % after __________Years of Vesting Service

[Must be at least as favorable after each Year as Option 12(b)(1) or (2) above]

(c)	Years Disregarded for Purposes of Top Heavy Vesting Schedule. Paragraph 6.3(b)

The following Years of Vesting Service shall be disregarded for purposes of the top heavy vesting schedule [Check any of the following, if desired]:

☒(i)Apply Regular Rules. All Years of Vesting Service regarded under Option 9.3(b) above shall be disregarded.

☐(ii)Years Prior to Age 18. Any Year of Vesting Service of an Employee completed before the Employee has reached age eighteen (18) in all other cases shall be disregarded.

☐(iii) Year Required After Break in Service. Any Year of Vesting Service of an Employee prior to one Year of his Broken Service shall be disregarded until he has completed a Year of Vesting Service during a Plan Year following his Year of Broken Service.

☐ (iv)Rule of Parity. Any Year of Vesting Service of an Employee prior to one Year of his Broken Service shall be disregarded unless such Employee either:

(A)	possesses a non-forfeitable right to benefits under the Plan derived from the Employer’s contributions (which contributions for this purpose include Pre-tax Contributions), or
(B)

has consecutive Year(s) of Broken Service which are less than the greater of (i) for application of this subparagraph in Plan Years commencing after December 31, 1984, five (5) or (ii) the number of his aggregate Year(s) of Vesting Service before the commencement of such Year(s) of Broken Service.

For purposes of this option, an Employee’s aggregate Years of Vesting Service shall not include Years of Vesting Service which are at any time excluded by the application of the provisions of this option.

☐ (v)Years Prior to Plan Establishment. Any Year of Vesting Service with the Employer for which the Employer did not maintain the Plan or a predecessor plan within the meaning of Section 411(a)(4)(c) of the Code shall be disregarded.

☐(vi)Years Prior to 1971. Any Year of Vesting Service before January 1, 1971 shall be disregarded unless the Participant has at least three (3) Years of Vesting Service after December 31, 1970.

(d)	Top Heavy Contribution. Paragraph 3.1(e) The Employer shall make an Employer Top Heavy Contribution for each Plan Year the Plan is a Top Heavy Plan in an amount, subject to the limitations provided in the Plan, determined as follows [Check the applicable choice and complete where applicable]:

☒ (i)Minimum Allocation Percentage. Any required allocation under this Plan shall be [Check one]:

☐ (A)Specified Rate. At the rate of ___________%. [Insert percentage not under 3%.]

☒(B)Determined per Plan. Determined pursuant to the applicable rules in clauses (i) and (ii) of subparagraph 3.1(e) of the Plan.

☒(ii)Plan under which Top Heavy Contribution or Benefit to Be Provided  [Check one]:

☐(A)No Other Plan. Since the Employer maintains no other qualified plan, any applicable Employer Top Heavy Contribution described in subparagraph 3.1(e) of the Plan shall be provided by this Plan

☒(B)Contribution under this Plan Where Other Plan Maintained. The Employer maintains another qualified plan or plans which is (are) [Check applicable one(s)] a ☒ defined contribution plan and/or

☒ defined benefit plan, and the Employer elects that any applicable Employer Top Heavy Contribution described in subparagraph 3.1(e) of this Plan shall be provided to Participants in this Plan by this Plan.

☐(C)Contribution or Benefit Under Other Plan for Participants in this Plan and Other Plan, and Contribution under this Plan for Participants Only in this Plan. The Employer maintains another qualified plan or plans which is (are) [Check applicable one(s)] a ☐ defined contribution plan named

  [Insert Plan Name] and/or ☐ defined benefit plan named

[Insert Plan Name], and the Employer elects that contributions required under Section 416 of the Code be provided under such other plan(s) for Employees who are both Participants in this Plan and participants in such other plan(s) and that any applicable Employer Top Heavy Contribution described in subparagraph 3.1(e) of this Plan shall be provided by this Plan to Employees who are Participants of this Plan only.

(e)	Present Value Factors for the interest and mortality factors shall be:

☒(i)Interest Rate: 7.5% [Insert percentage].

☒(ii)Mortality Table: The Unisex Pension 1984 Table.

13.	PARTICIPANT INVESTMENT DIRECTION.
(a)	Availability. A Participant may make investment directions with respect to each of his Accounts in the Plan into any or all of the investment funds made available by the Trustee, except for amounts required to be invested in the Loan Fund or the Transfer Fund and subject, if applicable to the provisions of Option 14 unless the Employer elects to limit investment direction as described below:

[Any Limitations may not discriminate in favor of highly compensated employees.]

14.	MATTERS RELATING TO STOCK.

☐(a)Not Applicable. The Employer does not permit investment in Employer Stock.

☒(b)The Employer elects to permit investment in Employer Stock. (Complete remainder of Option 14.) This Plan is not intended to satisfy the ESOP requirements or to operate as a Stock Bonus Plan.

(i)	Custodian. Paragraph 17.1(a).

The Custodian of the Employer Stock Fund shall be: Voya Institutional Trust Company

(ii)	Named Fiduciary with Respect to Stock. Paragraph 17.1(b).

The Named Fiduciary with respect to Stock shall be: Citizens and Farmers Bank.

(iii)	Stock. Paragraph 17.1(c).

Stock shall mean the following described stock [Complete]: Description: C&F Financial Corporation Common Stock, $1 par value

[Insert description of Stock including class, issuer, etc.].

(iv)	Employer Investment Direction. Paragraph 17.2.

Notwithstanding the Participant investment direction provisions of paragraph 5.2 of the Trust, the Employer requires that the following percentage of the account balances under the Plan be invested in Employer Stock Fund to the extent set described below:

☒(A) No Investment Requirement. The Employer imposes no Stock investment requirement.

☐(B)Employer Stock Investment Required. The Employer requires that the following percentage of each of the following accounts be and remain invested in the Employer Stock Fund [Check and complete only for accounts desired]:

☐(I)____% of the Employer Base Account.

☐(II)____% of the Employer Regular Matching Account.

☐(III)____% of the Employer Safe Harbor or QACA Safe Harbor Account.

If this is a Restated Plan, this investment direction applies to contributions allocated to the account after the Effective Date of the Restatement of the Plan in the form of this Adoption Agreement.

(v)Participant Investment Direction in Employer Stock Fund. A Participant[Check one]:

☐ (A)Not Permitted. May not make investment directions into the Employer Stock Fund.

☒ (B)Permitted. May make investment directions of the following accounts (the “directable accounts”) into the Employer Stock Fund [Check one or more if desired]:

☒(I)Employer Base Account

☒(II)Employer Regular Matching Account.

☐(III)Employer Safe Harbor or QACA Safe Harbor Account.

☒(IV)Pre-tax Account.

☒(V)Roth Account.

☐(VI)After-tax Account.

☐(VII)Voluntary Deductible Account.

Note if Options (IV), (V), (VI) or (VII) are selected the Employer must determine the application and comply with Federal Securities laws.

☒(C)If Participants may make investment directions in the Employer Stock Fund then such directions shall be made in the following increments [Check one if Option 14(b)(v)(B) is selected]:

☐(I)In the regular 5% increments provided in the Plan but not in excess of ___%.

☒(II)In 1% [Insert percentage of less than 5%] increments but not in excess of 20%.

☐(III)In increments of the lesser of 5% or such percentage as the Administrator shall from time to time authorize but not in excess of ___________%.

☐(D)If Participants may make investment directions in the Employer Stock Fund, then the Effective Date of such directions shall be [Check one if Option 14(b)(v)(B) is selected]:

☐(I)Annually effective as of the first day of each Plan Year,

☐(II)Periodically effective as of the beginning of each Valuation Period,

☐ (III) Quarterly effective as of the first day of each quarter of Plan Year,

☒(IV) Daily

[Insert time(s)], and (if any of the above options are selected) at such other date(s) as the Administrator may from time to time authorize.

(vi)	Form of Payment. Paragraph 17.6.

The non-forfeitable Accrued Benefits of Participants invested in the Employer Stock Fund at the time of distribution shall be distributed in cash.

The following selected form of payment is grandfathered under Section 411(d)(6) of the Code and available to Participants if such form was available prior to the date this Restatement of the Plan is signed.

☐(A)Account balances invested in the Employer Stock Fund shall be distributed in whole shares of Stock and cash in lieu of fractional shares. [This option was not available if, under any circumstances, more than 90% of the Participant’s Accrued Benefit in the Fund may be invested in the Employer Stock Fund.]

☐(B)Account balances invested in the Employer Stock Fund shall be distributed in cash and Stock in proportion to the cash and Stock considered to be allocated to the Participant’s account in the Employer Stock Fund. [This option was not available if, under any circumstances, more than 90% of the Participant’s Accrued Benefit in the Fund may be invested in the Employer Stock Fund.]

☒(C)The Participant may elect to receive his non-forfeitable Accrued Benefit invested in the Employer Stock Fund at the time of distribution under any one of the methods described above. [This option was not available if, under any circumstances, more than 90% of the Participant’s Accrued Benefit in the Fund may be invested in the Employer Stock Fund.]

(vii)	Composition of Employer Stock Fund. Paragraph 17.8.

The Named Fiduciary with Respect to Stock shall establish a cash reserve as a part of the Employer Stock Fund. Generally, however, the assets of the Employer Stock Fund invested in Stock are expected to remain in the following range

Range of Stock Investment:  95% to 97%.

The Named Fiduciary with Respect to Stock may change the percentage of the total assets of the Employer Stock Fund invested in Stock from time to time.

(viii)	Special Grandfathered Transitional Rules for Restated Plans. Paragraph 17.8.

In the case of a Restated Plan which allowed investment in employer securities prior to its restatement, certain provisions may need to be grandfathered in order to preserve the benefits required under Sections 411(a)(10) or (d)(6) of the Code. Such special grandfathered provisions must have been the subject of a prior determination letter, opinion letter, or advisory letter, and do not address an issue which is not permitted in a pre-approved plan. Any applicable transitional rules should be described below. [Attach a separate sheet if necessary.]

(ix)	Voting Rights Pass-Through. Paragraph 17.11.

Voting rights with respect to Stock which is allocated to the accounts of Participants shall be passed through under paragraph 17.11 follows [Check one of (a) through (c) and (d) if desired]:

☒(A)No Voting Rights Pass-through. No voting rights shall be passed through for as provided in clause (i) of subparagraph 17.11(a) of Plan.

☐ (B)Pass-through for All Matters. Voting right shall be passed through for all matters subject to a vote as provided in clause (ii) of subparagraph 17.11(a) of the Plan.

☐(C)Pass-through on Major Corporate Transactions. Voting rights shall be passed through only on major corporate transactions provided in clause (iii) of subparagraph 17.11(a) of the Plan.

☐(D)Pass-through Voting on Tender Offers. As permitted in clause (ii) subparagraph 17.11(b) of the Plan, voting rights on “tender offers” are required to be passed through to Participants.

Pursuant to Rev. Proc. 2017-41, the Employer may rely on an Opinion Letter issued by the Internal Revenue Service as evidence that the Plan is qualified under Section 401 of the Code only if the Plan has a current valid Opinion Letter the Employer’s plan is identical to the Adoption Agreement and the Employer has not amended the Plan other than to choose options provided in the Adoption Agreement or to make amendments described in subparagraph 14.1(a)(iv) of the Plan to the extent.

An Employer who has ever maintained or who later adopted any plan (including a welfare benefit fund, as defined in §419(e) of the Code which provides post-retirement medical benefits allocated to separate accounts for Key Employees or an individual medical account as defined in §415(l)(2) of the Code) in addition to this plan may not rely on the Opinion Letter issued by the Internal Revenue Service with respect to the requirements of § 415 and 416 of the Code.

The Employer may not rely on the Opinion Letter with respect to the qualification requirements of § 401(a)(4), 401(a)(26), 401(l), 410(b) or 414(s) of the Code. However, Employers may rely on the Opinion Letter with respect to § 410(b) and 401(a)(26) of the Code (other than the § 401(a)(26) requirements that apply to prior benefit structures) if all non-excludable employees benefit under the Plan.

The Employer may rely on an Opinion Letter issued by the Internal Revenue Service with respect to the nondiscriminatory amounts requirement of § 401(a)(4) if:

•	The plan allocates contributions using a one of the design based safe harbor in 1.401(a)(4)-2(b)(2) and
•	Defines Compensation using a definition that satisfies §1.414(s)-1(c) of the Income Tax Regulations.

The Plan is a § 401(k) and/ or 401(m) plan The Employer may rely on an Opinion Letter issued by the Internal Revenue Service with respect to whether the form of the plan satisfies the actual deferral percentage of § 401(k)(3) or the actual contribution percentage test of § 401(m)(2) if the Employer defines Compensation using a definition that satisfies § 414(s). § 401(k)(11) and or § 401(m)(12) may rely on the Opinion Letter with respect to whether the form of the plan satisfies these requirements unless the Plan provides for the safe harbor contribution to be made under another plan.

This Adoption Agreement may be used only in conjunction with the State Bankers Association basic plan document number 02.

IN WITNESS WHEREOF, each Employer, by its duly authorized representatives, has executed this instrument this 8th day of September , 2023.

Citizens and Farmers Bank

[Enter Name of Employer]

By: /s/ Maria Sullivan

Its: SVP Chief Human Resources Officer

[SEAL]

ATTEST:

/s/ Matt Dolci

Its: SVP Chief Risk Officer

[Enter Name of Employer]

By:

Its:

[SEAL]

ATTEST:

Its:

STATE BANKERS ASSOCIATION MASTER DEFINED CONTRIBUTION PLAN
(As Approved by IRS Letter Dated June 30, 2020)
Schedule 1 to Profit Sharing Plan/Cash or Deferred Arrangement Adoption Agreement
Age Factors

Age At End of Plan Year	7.50%	8.00%	8.50%
65 or over	1.00	1.00	1.0
64	0.9302	0.9259	0.9217
63	0.8653	0.8573	0.8495
62	0.8050	0.7938	0.7829
61	0.7488	0.7350	0.7216
60	0.6966	0.6805	0.6650
59	0.6480	0.6302	0.6129
58	0.6028	0.5835	0.5649
57	0.5607	0.5403	0.5207
56	0.5216	0.5002	0.4799
55	0.4852	0.4632	0.4423
54	0.4513	0.4289	0.4076
53	0.4199	0.3971	0.3757
52	0.3906	0.3677	0.3463
51	0.3633	0.3405	0.3191
50	0.3380	0.3152	0.2941
49	0.3144	0.2919	0.2711
48	0.2925	0.2703	0.2499
47	0.2720	0.2502	0.2303
46	0.2531	0.2317	0.2122
45	0.2354	0.2145	0.1956
44	0.2190	0.1987	0.1803
43	0.2037	0.1839	0.1662
42	0.1895	0.1703	0.1531
41	0.1763	0.1577	0.1412
40	0.1640	0.1460	0.1301
39	0.1525	0.1352	0.1199
38	0.1419	0.1252	0.1105
37	0.1320	0.1159	0.1019
36	0.1228	0.1073	0.0939
35	0.1142	0.0994	0.0865
34	0.1063	0.0920	0.0797
33	0.0988	0.0852	0.0735
32	0.0919	0.0789	0.0677
31	0.0855	0.0730	0.0624
30	0.0796	0.0676	0.0575
29	0.0740	0.0626	0.0530
28	0.0068	0.0580	0.0489
27	0.0640	0.0537	0.0450
26	0.0596	0.0497	0.0415
25	0.0554	0.0460	0.0383
24	0.0516	0.0426	0.0353

23	0.0480	0.0395	0.0325
22	0.0446	0.0365	0.0300
21	0.0415	0.0338	0.0276